___________________, 2002

The Board of Trustees
Oppenheimer Multi Cap Value Fund
498 Seventh Avenue
New York, New York 10018

To the Board of Trustees:

         OppenheimerFunds,  Inc. ("OFI") hereby offers to purchase 10,000 Class A shares,  100 Class B shares,  100
Class C shares,  100 Class N shares,  and 100 Class Y shares of Oppenheimer  Multi Cap Value Fund (the "Fund") at a
net asset value per share of $10.00 for each such class, for an aggregate purchase price of $104,000.

         In connection  with such purchase,  OFI represents  that such purchase is made for investment  purposes by
OFI without any present intention of redeeming or selling such shares.

                                                     Very truly yours,

                                                     OppenheimerFunds, Inc.

                                                    ----------------------------------
                                                     Robert G. Zack
                                                     Senior Vice President and General Counsel